UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 4, 2013

TRANSAKT LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-50392	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

No. 3, Lane 141, Sec. 3 Beishen Rd., Shengkeng Township,
Taipei County 222, Taiwan (R.O.C.)
(Address of principal executive offices)

886-2-26624343
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On January 4, 2013 TransAKT Ltd. (“we”, “us”, “our”, “TransAKT”, the “Company”) entered into a Share Purchase and Sale Agreement with Mr. Pan Yen Chu pursuant to which the Company sold to Mr. Pan 100% of all issued and outstanding securities of its wholly owned subsidiary Taiwan Halee International Corporation (“HTT”). In consideration of the sale of HTT, Mr. Pan has transferred to the Company 45,000,000 previously issued common voting shares of TransAKT with a deemed value of $0.04 per share or $1.8 million in the aggregate. The transfer of common shares was completed on January 7, 2013.

Item 7.01	Regulation FD Disclosure

In connection with the sale HTT, the 45,000,000 common shares of the Company received as consideration will be returned to treasury. The 45,000,000 shares constitute approximately 11.5% of the Company’s currently issued and outstanding common stock.

On January 8, 2013, the Company issued a press announcing the above described Share Purchase and Sale Agreement and the sale of HTT.

Further information is set forth in the Press Release, which is attached hereto as Exhibit 99.1.

The foregoing summary of the Press Release does not purport to be complete and is qualified in its entirety by reference to the full text of the Press Release, a copy of which is filed herewith as an exhibit and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Exhibits

10.1	Share Purchase and Sale Agreement dated as of January 4, 2013

99.1	Press Release Dated January 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2013

TRANSAKT LTD.

By: /s/ James Wu
James Wu, President